EXHIBIT 5

                                           Florida Progress Corporation
                                              3201 34th Street South
                                             St. Petersburg, FL  33711
                                                   813/866-5153

Kenneth E. Armstrong
Vice President, General
Counsel and Secretary


                                                  April 18, 1996



Florida Progress Corporation
One Progress Plaza
St. Petersburg, FL  33701

         Re: Issuance and sale of shares of Common Stock, without par value, under Stock Plan for Non-Employee Directors of Florida
              Progress Corporation and Subsidiaries

Ladies and Gentlemen:

         I am rendering this opinion in connection with the registration of 20,000 shares of common stock, without par value (the "Common Stock") of Florida Progress Corporation (the "Company") to be issued from time to time under the Stock Plan for Non-Employee Directors of Florida Progress Corporation and Subsidiaries (the "Plan").

         A Registration Statement on Form S-8 (the "Registration Statement") is expected to be filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act") on April 18, 1996 for the registration of (i) 20,000 shares of the Company's Common Stock to be issued under the Plan (the "Shares"), and (ii) the Rights associated with such Shares (as the term Rights is defined in the Shareholder Rights Agreement dated November 21, 1992 between the Company and Chemical Bank (successor to Manufacturers Hanover Trust Company), as rights agent (the "Shareholder Rights Agreement")).




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Florida Progress Corporation
April 18, 1996
Page Two


         As your counsel, I and members of the Company's legal department have participated in the preparation of the Registration Statement. We also have examined the Plan, the Company's Restated Articles of Incorporation and Bylaws, as amended to date, the Shareholder Rights Agreement and the resolutions adopted by the Company's Board of Directors on November 16, 1995 and February 8, 1996, relating to the Registration Statement.

         Based upon and subject to the foregoing, I am of the opinion that:

         1. Florida Progress Corporation is a corporation duly organized and existing under the laws of the State of Florida; and

         2. When the Registration Statement shall have become effective and original issue Shares and the related Rights are issued and sold from time to time in accordance with the terms of the Plan, such Shares and Rights will be duly authorized, validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of my name under the caption "Interests of Named Experts and Counsel" therein and under the heading "Experts" in the documents constituting a prospectus relating to the Plan.

                                                     Very truly yours,

                                                     /s/Kenneth E. Armstrong

                                                     Kenneth E. Armstrong



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